INVESTMENT ADVISORY AGREEMENT

     THIS INVESTMENT ADVISORY AGREEMENT is made as of August 8, 2002, by and between AZZAD FUNDS, a Massachusetts business trust (the "Company"), on behalf of its series, the AZZAD/DOW JONES ETHICAL MARKET FUND (the "Fund"), and AZZAD ASSET MANAGEMENT, INC., a Delaware corporation (the "Adviser" or "Azzad").

                              W I T N E S S E T H:

     WHEREAS,  the  Company  is  an  open-end  management   investment  company,
registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advice to investment companies;

     WHEREAS, the Adviser and the Company desire to enter into this Investment Advisory Agreement (the "Agreement") pursuant to the Investment Company Act, designating the Adviser as the investment adviser of the Fund;

     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

     1. APPOINTMENT OF ADVISER. The Company hereby employs the Adviser and the Adviser hereby accepts such employment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Board of Trustees of the Company (the "Board of Trustees").

     2.   DUTIES OF ADVISER.

          (a) GENERAL DUTIES. The Adviser shall act as investment adviser to the Fund and shall supervise investments of the Fund in accordance with the investment objective, policies and restrictions of the Fund as set forth in the Fund's governing documents, including, without limitation, the Company's Declaration of Trust, as amended, and Bylaws, as amended, the prospectus and statement of additional information; any limitations or restrictions imposed by Shari`ah law as interpreted by the Azzad Shari`ah Board, and such other limitations, policies and procedures as the Trustees may impose from time to time in writing to the Adviser. In providing such services, the Adviser shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code and other applicable law.

          Without  limiting the generality of the foregoing,  the Adviser shall:
(i) furnish the Fund with advice and recommendations with respect to the investment of the Fund's assets and the purchase and sale of portfolio securities for the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Board of Trustees and the Azzad Shari`ah Board;
(iii) vote proxies for the Fund, file ownership reports under Section 13 of the Securities Exchange Act of 1934 for the Fund, and take other actions on behalf of the Fund; (iv) maintain the books and records required to be maintained by the Fund except to the extent arrangements have been made for such books and records to be maintained by the Administrator, Transfer Agent or another agent of the Fund; (v) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund's assets which the Board of Trustees or the officers of the Fund may reasonably request; and (vi) render to the Board of Trustees such periodic and special reports with respect to the Fund's investment activities as the Board may reasonably request, including at least one in-person appearance annually before the Board of Trustees.

          (b) BROKERAGE. The Adviser shall be responsible for decisions to buy and sell securities for the Fund, for broker-dealer selection and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without general prior authorization to use such

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affiliated  broker or dealer from the Board of Trustees.  The Adviser's  primary consideration in effecting a securities transaction will be to obtain best execution. In selecting a broker-dealer to execute each particular transaction, the Adviser may take the following into consideration: the best net price
available;   the   reliability,   integrity  and  financial   condition  of  the
broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

          Subject to such policies as the Board of Trustees may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund or accounts for which the Adviser has investment discretion. The Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Fund, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Fund, indicating the broker-dealers to whom such allocations have been made, the amount of such allocation and the basis therefor. The Adviser is also authorized to consider sales of shares as a factor in the selection of brokers or dealers to execute portfolio transactions, subject to the requirements of best price and execution, i.e., that such brokers or dealers are able to execute the order promptly and at the best obtainable securities price.

          On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients (to the extent that the Adviser may, in the future, have other clients), the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price and execution or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          (c) DELEGATION. The Adviser may delegate any or all of the responsibilities, rights or duties described herein to one or more sub-advisers who shall enter into agreements with the Adviser, provided the agreements are approved and ratified by the Board of Trustees, including a majority of the trustees who are not interested persons of the Adviser or of the Company. Any such delegation shall not relieve the Adviser from any liability hereunder.

     3.   REPRESENTATIONS OF THE ADVISER.

          (a) The Adviser shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

          (b)  The  Adviser  shall  maintain  all  licenses  and   registrations
necessary to perform its duties hereunder in good order.

          (c) The Adviser shall conduct its operations at all times in conformance with the Investment Advisers Act of 1940, the Investment Company Act of 1940, and any other applicable state and/or self-regulatory organization regulations.

     4. INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are

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not to be deemed  exclusive,  and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     5. ADVISER'S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser or the Board of Trustees may desire and reasonably request.

     6. EXPENSES. If the Adviser has agreed to limit the operating expenses of the Fund, the Adviser shall also be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limitation.

          (a) With respect to the operation of the Fund, the Adviser shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary for the investment management of the Fund, and (ii) the costs of any special Board of Trustees meetings or shareholder meetings deemed by the Board of Trustees at the time any meeting is called to be convened for the primary benefit of the Adviser.

          (b) The Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 6(a) above, including but not limited to: investment advisory and administrative fees and expenses payable to the Adviser or Administrator under the appropriate agreements entered into with the Adviser or the Administrator, as the case may be; fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the Investment Company Act; taxes, if any; a pro rata portion of expenditures in connection with meetings of the Company's shareholders and Board of Trustees that are properly payable by the Fund; salaries and expenses of officers and fees and expenses of members of the Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser or the Administrator; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

          (c) The Adviser may voluntarily absorb certain Fund expenses or waive the Adviser's own advisory fee.

          (d) To the extent the Adviser incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services (other than investment and advisory services) for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund to the extent of the Adviser's actual costs for providing such services. In determining the Adviser's actual costs, the Adviser may take into account an allocated portion of the salaries and overhead of personnel performing such services.

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     7.   INVESTMENT ADVISORY FEE.

          (a) The Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all investment and advisory services furnished or provided to the Fund pursuant to this Agreement, an annual investment advisory fee equal to 1.0% of the Fund's average daily net assets.

          (b) The investment advisory fee shall be accrued daily by the Fund and paid to the Adviser on the first business day of the succeeding month.

          (c) The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

          (d) The fee payable to the Adviser under this Agreement will be reduced as required under any expense limitation applicable to the Fund.

          (e) The Adviser voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

          (f) Any fee withheld or voluntarily reduced and any Fund expense absorbed by the Adviser voluntarily or pursuant to an agreed upon expense cap shall be reimbursed by the Fund to the Adviser, if so requested by the Adviser, no later THAN THE THIRD FISCAL YEAR succeeding the fiscal year of the withholding, reduction or absorption if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses. Such reimbursement may be paid prior to the Fund's payment of current expenses if so requested by the Adviser even if such practice may require the Adviser to waive, reduce or absorb current Fund expenses.

          (g) The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

     8. NO SHORTING; NO BORROWING. The Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Adviser agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund's assets in connection with any borrowing not directly for the Fund's benefit. For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

     9. CONFLICTS WITH THE FUND'S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust, as amended, Bylaws, as amended, the principles of Shari`ah law as interpreted by the Azzad Shari`ah Board, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund. In this connection, the Adviser acknowledges that the Trustees retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

                                      -4-
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     10.  REPORTS AND ACCESS.  Upon  reasonable  notice,  the Adviser  agrees to supply such information to the Administrator and to permit such compliance inspections by the Administrator as shall be reasonably necessary to permit the Administrator to satisfy its obligations and respond to the reasonable requests of the Trustees. Any such information supplied by the Adviser, and any such compliance inspections conducted by the Administrator, shall be supplied or conducted, as the case may be, at a mutually agreed upon time.

     11. SHAREHOLDER LIST. The Adviser shall have access to a current list of shareholders of the Fund at any time to solicit proxies on its behalf.

     12.  ADVISER'S LIABILITIES AND INDEMNIFICATION.

          (a) The Adviser shall have responsibility for the accuracy of the statements in the Fund's offering materials (including the prospectus, the statement of additional information, advertising and sales materials) relating to the Adviser's business, and shall have no liability for information supplied by the Administrator or the Fund or another third party for inclusion therein. The Adviser shall be given reasonable time to review and comment upon any such offering materials.

          (b) The Adviser shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any investment made by the Adviser that is not in accordance with the Fund's objectives and policies as set forth in the Fund's offering documents or in violation of any applicable securities laws.

          (c) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

          (d) Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, trustees, officers and employees of the other party (any such person, an "Indemnified Party") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or nonperformance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

          (e) No provision of this Agreement shall be construed to protect any Trustees of the Company or officer of the Fund, or officer or director of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

     13. NON-EXCLUSIVITY; TRADING FOR ADVISER'S OWN ACCOUNT. The Adviser may act as investment adviser for any other person, and shall not in any way be limited or restricted from having, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Adviser expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Adviser will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act of 1940 and has been approved by the Company's Board of Trustees.

     14. TERM. This Agreement shall take effect on the date first set forth above and, unless terminated as herein provided, shall remain in force for two years (the "Initial Term"). This Agreement shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after the Initial Term is specifically approved at least annually in accordance with the requirements of the Investment Company Act as now in effect or as hereafter amended, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation, order or interpretive position.

     15.  TERMINATION; NO ASSIGNMENT.

          (a) This Agreement may be terminated by the Fund at any time without payment of any penalty, by the Board of Trustees of the Company or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to the Adviser, and by the Adviser upon sixty (60) days' written notice to the Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Fund's affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by the Adviser on behalf of the Fund.

          (b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

     16. OBLIGATION OF THE TRUST. A copy of the Charter of the Company is on file with the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Board of Trustees of the Company as the Board of Trustees, and that the obligations of this Agreement are not binding upon any of the Board of Trustees, officers, or shareholders of the Company individually but binding only upon the assets and property of the Fund.

     17. RIGHTS TO THE USE OF NAMES. The parties to this Agreement hereby acknowledge that the prefix to the name of the Fund, "Azzad," is the exclusive property of the Adviser and is not the property of the Fund. In the event that this Agreement is terminated by either party to this Agreement, the Fund, to the extent that it continues to exist, shall discontinue the use of the name "Azzad" and change its name within thirty (30) days of such termination.

     The Fund acknowledges that the Adviser holds a license from Dow Jones with respect to the use of the Dow Jones Market Extra Liquid Index, a sub-index of the Dow Jones Islamic Market Index, and that this Agreement does not grant any rights to the Fund in that license. To the extent this Agreement is terminated, the Fund will have no further rights to the use of that license and agrees to immediately take steps to discontinue use thereof.

     18. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     19. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     20. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

AZZAD FUNDS                             AZZAD ASSET MANAGEMENT, INC.
on behalf of its series,
Azzad/Dow Jones Ethical Market Fund

By:/s/______________________________    By:/s/___________________________
   Qamaruddin Ali Yar Khan                 Bashar Qasem
   President                               President

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